Exhibit 23.6

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated September 15, 2014 (i) with respect to the statements of revenues and certain direct operating expenses of Grove at Waterford for the years ended December 31, 2013 and 2012, (ii) with respect to the statements of revenues and certain direct operating expenses of Villas at Oak Crest for the years ended December 31, 2013 and 2012, (iii) with respect to the statements of revenues and certain direct operating expenses of North Park Towers for the years ended December 31, 2013 and 2012, and (iv) with respect to the statements of revenues and certain direct operating expenses of Village Green of Ann Arbor for the years ended December 31, 2013 and 2012, and we have issued our report dated February 21, 2014 with respect to the statements of revenues and certain direct operating expenses of Estates at Perimeter for the years ended December 31, 2013 and 2012, all of which are included in this Registration Statement on Form S-11 (the “Registration Statement”) and the related prospectus of Bluerock Residential Growth REIT, Inc.  We hereby consent to the use of the aforementioned reports in this Registration Statement and the related prospectus and to the reference to our firm under the caption “Experts.”

/s/ Plante & Moran, PLLC
East Lansing, Michigan

September 15, 2014